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EXHIBIT 14.1

Oglethorpe Power Corporation

POLICY NO. 112	DATE: November 12, 2003 Revised: July 10, 2008

Code of Ethics

Objective:    To provide a code of ethics for the President and Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Senior Vice President, Member and External Relations; Senior Vice President, Government Relations and Chief Administrative Officer; Vice President, Human Resources; and Controller (the "Senior Executives") of Oglethorpe Power Corporation in order to deter wrongdoing and promote the following objectives:

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  Honest and ethical conduct;

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  Full, fair, accurate, timely and understandable disclosure in public communications, including reports filed with the Securities and Exchange Commission (SEC);

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  Compliance with applicable governmental laws, rules and regulations;

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  Prompt internal reporting of violations of this Code; and

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  Accountability for adherence to this Code.

Content:

The Corporation is committed to the highest ethical standards and to conducting our business with the highest level of integrity. Our adherence to these standards has been, and will continue to be, integral to our success.

The Senior Executives set an example for other employees and the Corporation as a whole. Therefore, the Corporation is adopting this Code of Ethics to apply to its Senior Executives.

This Code outlines general principles of ethical conduct important to the Corporation. It does not address all ethical situations that a Senior Executive may face in the course of business. Senior Executives are expected to comply with the general objectives of this Code.

1.
Fair Dealing.    All Senior Executives should endeavor to deal fairly with the Corporation's employees, customers, vendors and competitors. No Senior Executive should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, abuse of rank, misrepresentation of material facts or any other unfair practice.

2.
Conflicts of Interest.    All of the Senior Executives are subject to Policy No. 108, "Standards of Conduct/Conflict of Interest." That policy addresses conflicts of interest and the appearance of conflicts of interest, including receipt of gifts, misuse of confidential information, transactions with the Corporation in which the subject person has a financial interest, and political contributions. Policy No. 108 is incorporated into and made a part of this Code.

3.
Public Disclosure.    The Corporation is committed to a policy of full, fair, accurate, timely and understandable disclosure in its public communications, including the Corporation's filings with the SEC. The Senior Executives are responsible for acting in accordance with this policy and for overseeing compliance by other employees with this policy. In particular, the Senior Executives must:
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maintain familiarity with the disclosure requirements applicable to the Corporation;

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  review all SEC filings;

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  bring to the attention of the General Counsel material information of which he or she is aware that could affect the disclosures made by the Corporation in its SEC filings.

  The President and Chief Executive Officer and the Chief Financial Officer are also responsible for establishing and maintaining disclosure controls and procedures designed to ensure that material information relating to the Corporation is made known to them by others within the Corporation. As part of this responsibility, the President and Chief Executive Officer and the Chief Financial Officer must evaluate the effectiveness of the Corporation's disclosure controls and procedures in connection with each periodic report filed with the SEC and the effectiveness of the Corporation's internal control over financial reporting in connection with each annual report filed with the SEC. Those reports must present the conclusions of the President and Chief Executive Officer and the Chief Financial Officer about the effectiveness of the disclosure controls and procedures and internal control over financial reporting as of the end of the period covered by the report.

  The President and Chief Executive Officer and the Chief Financial Officer also must disclose, based on their most recent evaluation of internal control over financial reporting, to the Audit Committee of the Board of Directors and the Corporation's outside auditors:

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  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial information; and

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  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting.

  The President and Chief Executive Officer and the Chief Financial Officer must certify in each periodic report filed with the SEC that they have made such disclosures. Each such periodic report filed with the SEC must also describe any change in the Corporation's internal control over financial reporting that occurred during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Corporation's internal control over financial reporting.

4.
Compliance with Laws, Rules and Regulations.    Each Senior Executive has a duty to comply, and to take reasonable steps to ensure that all employees comply with all laws, rules and regulations that apply to the Corporation's business. In particular, the Senior Executives must comply, and take reasonable steps to ensure that all employees comply, with all laws, rules and regulations pertaining to:

  Environment, Health and Safety.    The Corporation has always conducted and will continue to conduct its business in compliance with all applicable laws, rules and regulations governing health and safety and the discharge of materials into the environment.

  Bribes and Kickbacks.    Senior Executives are prohibited from offering or giving any gift or item of value to any government official or other person that is prohibited by law. Dealing with government employees is often different from dealing with private persons. Many governmental agencies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment.

  Insider Trading.    It is illegal to buy or sell securities using material information that is not available to the public. Individuals who give inside information to others may be liable to the same extent as the individuals who trade while in possession of such information. These laws apply to debt securities issued by the Corporation. In addition, SEC rules prohibit selective disclosure of inside information to certain people before it is disclosed to the public. Before making any selective disclosure of material nonpublic information, Senior Executives should consult with legal counsel handling SEC matters.

  Senior Executives are responsible for becoming familiar with all laws, rules and regulations applicable to the Corporation's business, including those mentioned above.

5.
Reporting of Code Violations and other Illegal or Unethical Behavior.    The conduct of all Senior Executives is essential to uphold this Code and to maintain a culture at the Corporation that values honest and ethical behavior. Senior Executives should report any suspected violations of this Code to any member of the Audit Committee. If for any reason a Senior Executive feels uncomfortable reporting the suspected violation to a member of the Audit Committee, or is still concerned after making a report to a member of the Audit Committee, the Senior Executive may contact any other member of the Board of Directors. Retaliation or retribution for reporting suspected violations is strictly prohibited by this Code, and the Board of Directors will ensure protection from such retaliation or retribution.

6.
Waivers of the Code of Conduct.    Only the Board of Directors or the Audit Committee may waive any provision of this Code. Any waiver of this Code must be disclosed to the public in accordance with SEC rules.

7.
Sanctions for Code Violations.    All violations of this Code will result in appropriate corrective action, up to and including termination. If the violation involves possibly a criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

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  EXHIBIT 14.1
Oglethorpe Power Corporation
Code of Ethics